Exhibit 99.1

Mainz Biomed Announces Appointment of Robert Liscouski as Chairman of the Board of Directors

Company Also Announces New Name: Quantum Cyber and Change in Nasdaq Ticker symbol

March 11, 2026 -- Mainz Biomed N.V. (NASDAQ: MYNZ), a molecular genetics diagnostic company specializing in the early detection of cancer, today announced that Robert P. Liscouski has been appointed Chairman of its Board of Directors. Further, the Company announced that it plans to change its name to Quantum Cyber and change its Nasdaq ticker symbol to QUCY, beginning on March 12, 2026. The permanent election of Mr. Liscouski and the change of Company name will become effective at the Company’s extraordinary general meeting, being planned for April 2026. The Company will begin doing business as Quantum Cyber and trading under the symbol QUCY beginning on March 12, 2026.

Mr. Liscouski is a frequent contributor to CNBC, CNN, BBC, Fox News, and other business and security media on Homeland Security, Terrorism and Cyber Security issues and has appeared before Congress on Homeland Security Issues. Mr. Liscouski received his Master of Public Administration from the John F. Kennedy School of Government, Harvard University.

Government Technology Initiatives

Mr. Liscouski was appointed by President George W. Bush as the first Assistant Secretary for Infrastructure Protection when the U.S. Department of Homeland Security was founded in 2003 in the wake of the 911 attacks. During his tenure, Mr. Liscouski was responsible for the design, development, implementation and management of the Office of Infrastructure Protection, including integrating various units from other government agencies including; FBI, DoD, General Services Administration, the Department of Energy and the Depart of Commerce and the creation of the National Cyber Security Division. Mr. Liscouski’s foundational efforts led to the creation of today’s Critical Infrastructure and Security Agency (CISA).

Cybersecurity and AI Innovations

Mr. Liscouski most recently was co-founder, CEO and Chairman of Quantum Computing Inc. an innovative, integrated photonics company that manufactures accessible and affordable quantum machines. His technological leadership extends to the realm of artificial intelligence and high-performance computing. As the co-founder of Fog Data Sciences, LLC, he has been instrumental in developing geo-location intelligence solutions that leverage AI and advanced computing capabilities. These solutions serve critical needs in law enforcement and the US Security and Intelligence Community, applying cutting-edge technology to complex security challenges. At The Coca-Cola Company, Mr. Liscouski served as the Director of Information Assurance, where he was responsible for evaluating, designing, and implementing the company’s Information Security Program.

The Company had previously announced its intention to continue its focus on the development of its pancreatic cancer screening business in the U.S. and evaluating opportunities to sell its colorectal cancer screening assets while it also winds down its German subsidiary. The Company continues to make progress on all of these initiatives.

David Lazar, the current Chairman of the Board commented, “Robert is a seasoned global executive, a proven technology leader and security expert with over 35 years of experience spanning both the public and private sectors which makes him a perfect fit for us. His career is marked by significant contributions to high tech initiatives, cybersecurity, and critical infrastructure protection, all of which fit perfectly into our long-term plans. Robert’s high-tech leadership includes co-founder, Chairman, and former CEO of Quantum Computing Inc. (Nasdaq: QUBT), in which he spearheaded the development of cutting-edge quantum computing technology. Under his leadership, the company became the first pure-play public company in the quantum computing market, focusing on nano photonic based hardware to help revolutionize the future of computing.”

Forward-Looking Statements

Certain statements made in this press release are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, actual results may differ materially from the Company’s expectations or projections. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: (i) the failure to meet projected development and related targets; (ii) changes in applicable laws or regulations; (iii) in inability to successfully pursue our new initiatives; and (iv) other risks and uncertainties described herein, as well as those risks and uncertainties discussed from time to time in other reports and other public filings with the Securities and Exchange Commission (the “SEC”) by the Company. Additional information concerning these and other factors that may impact the Company’s expectations and projections can be found in its initial filings with the SEC, including its annual report on Form 20-F filed on March 31, 2025 and its mid-year report on Form 6-K filed on September 26, 2025. The Company’s SEC filings are available publicly on the SEC’s website at www.sec.gov. Any forward-looking statement made by us in this press release is based only on information currently available to Mainz Biomed and speaks only as of the date on which it is made. Mainz Biomed undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law.

Investor Inquiries:

Andrew J. Barwicki

Investor Relations

Tel: 516-662-9461

Email: andrew@barwicki.com